AMENDMENT No.2
C&J ENERGY SERVICES, INC.
2017 MANAGEMENT INCENTIVE PLAN

THIS AMENDMENT No. 2 (this "Amendment") to the C&J Energy Services, Inc. 2017
Management Incentive Plan (as amended from time to time, the "Plan"), is effective as of October
31, 2019 (the "Effective Date"). Capitalized terms used and not otherwise defined herein will have the meanings assigned to them in the Plan.

RECITALS

WHEREAS, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") on June 16, 2019 with Keane Group, Inc. ("Keane") pursuant to the Company will be acquired by Keane (the "Transaction");

WHEREAS, the Company desires to amend the Plan and Awards (for the avoidance of doubt, whether equity-based or cash-based) outstanding as of the date hereof ("Outstanding Awards") in connection with the Transaction;

WHEREAS, the Board approved such amendment pursuant to its authority under the Plan to amend or modify the Plan and Awards.

NOW, THEREFORE, the Company hereby amends the Plan and Outstanding Awards (specifically including the related Award Agreements) as follows, effective as of the Effective Date:

1.
Following closing of the Transaction, all references to the following terms in the Plan or the Award Agreements shall have the following meanings: the "Company" or "C&J Energy Services, Inc." shall mean Keane Group, Inc.; the "Board" shall mean the board of directors of Keane; and the "Committee" shall mean the compensation committee of the board of directors of Keane.

2.
All Outstanding Awards that are assumed by Keane and converted pursuant to Section 2.3 of the Merger Agreement shall fully vest upon a termination of the applicable Participant's employment without Cause or for Good Reason (as such terms are defined below) (a "Qualifying Termination") on or within twelve (12) months following Closing (as defined in the Merger Agreement) (the "Protection Period"). For the avoidance of doubt, to the extent an Award Agreement or employment agreement entered into between a Participant and the Company provides for such acceleration benefits upon a Qualifying Termination or other Termination event, whether or not such occurs outside of the Protection Period, such acceleration benefits will continue to apply.

3.	As used in this Amendment, the following terms shall have the meanings set forth below:

a. "Cause" shall mean (i) "Cause", as defined in the applicable Award Agreement or the Participant's employment agreement or (ii) in absence of any definition of "Cause" contained therein, "Cause", as defined in the Plan.

b. "Company Group" shall mean the Company and any of its Subsidiaries or
Affiliates.

c. "Disability" shall mean (i) "Disability", as defined in the applicable Award Agreement or employment agreement, or (ii) in absence of any definition of "Disability" contained therein, "Disability" as defined in the Plan.

d. "Good Reason" means (i) "Good Reason", as defined in the applicable Award Agreement or the Participant's employment agreement, or (ii) in absence of any definition of "Good Reason" contained therein, the Participant's resignation from the Participant's employment with the Company Group within one hundred twenty (120) days of the initial occurrence of any one of the following events (without the Participant's consent): (A) any material reduction in the Participant's authority, duties or responsibilities, including the Participant's removal from the position and title with the Company specified in the Participant's employment agreement, in each instance other than (x) by reason of the Participant's Disability or (y) as a result of any member of the Company Group's actions arising from or following any allegation that: (I) the Participant's conduct has caused (or could reasonably be expected to cause) material damage to any member of the Company Group, or (2) the Participant has committed an act or omission that constitutes Cause; (B) a reduction in the Participant's then-effective base salary (other than in connection with an immaterial reduction that applies to all similarly situated executives or that occurs as a result of, or following an allegation that, (x) the Participant's conduct has caused (or could reasonably be expected to cause) material damage to any member of the Company Group or (y) the Participant committed an act or omission that constitutes Cause.

4.
The Board and Committee previously determined to allow holders of Outstanding Awards that are equity based ("Outstanding Equity Awards") to satisfy tax obligations incurred as a result of the vesting of such Outstanding Equity Awards through any of the following methods (as chosen by the applicable holder of the Outstanding Equity Award, unless and until the Board or the Committee of the Board takes affirmative action to provide otherwise): (x) making a cash payment to the Company, (y) through the surrender or net withholding of a portion of the shares that have become vested, or a portion of the shares (or the corresponding amount of cash) to be delivered upon settlement of vested Awards (as applicable) ("Net Settlement"), or (z) surrendering shares of common stock owned by the applicable holder prior to vesting of such Outstanding Equity Award, in each case having an aggregate fair market value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for the Company with respect to such Outstanding Equity Award.

For the avoidance of doubt, this Amendment specifically confirms (a) that, unless otherwise affirmatively elected by the holder, tax obligations incurred as a result of the vesting or settlement of Outstanding Equity Awards will be satisfied through Net-Settlement, and (b) the Company (and any of its Affiliates) may withhold shares (or cash, as applicable) in connection with the vesting or settlement of an Outstanding Equity Award, as necessary, to to enable Participants to satisfy such tax obligations through Net-Settlement.

5.
This Amendment only amends and modifies the Plan to the extent specifically provided herein. All terms, conditions, provisions and references of the Plan that are not specifically modified remain in full force and effect.